FOR IMMEDIATE RELEASE

CISTERA NETWORKS NAMES DEREK P. DOWNS ACTING CEO

DALLAS, TX--(MARKETWIRE)—---April 24, 2006—Cistera Networks (OTCBB: CNWT), a leading provider of advanced IP phone application engines in the Enterprise VoIP Telephony environment, announced today that Derek P. Downs will assume the position of acting CEO effective immediately. Mr. Downs has been with the company since January 2004, serving as President since May 2004 and was formerly the acting CEO from August 2004 until June 2005. Previous to his tenure with Cistera he held senior executive roles in marketing, alliances, product marketing and business development, most recently at i2 Technologies, Baan Company.

A. Katrina Roche is unable to continue as CEO due to personal and family considerations that made it impossible for her to devote the necessary time to the company at this time of rapid growth and expansion. She will retain her position on the Board of Directors.

“We appreciate Katrina’s contributions to Cistera, and wish her well. We are pleased that she will continue her involvement and commitment to the company’s success through her position on the Board of Directors,” Mr. Downs commented.

About Cistera Networks:

Cistera Networks makes Application Driven Telephony a reality by setting the new standard in advanced IP phone application platforms and engines for the Enterprise VoIP Telephony environment. The Cistera ConvergenceServer(TM) (CCS) uses the industry-leading Cistera Enterprise Platform for IPT to provide Unified Application Administration as well as Fault and Performance Management for enterprise IPT Application deployments. Cistera provides next-generation solutions for numerous vertical markets including education, finance, healthcare and government. Cistera Networks maximizes IP phone capabilities -- taking the communications platform to an entirely new level. www.cistera.com

This release may be deemed to contain forward-looking statements that are subject to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events and the future financial performance of Cistera Networks that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by Cistera Networks with the SEC, specifically the most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

Contact:

Kathy Lane

760-771-2236

Email: klane@cistera.com